Exhibit 10.35

LEASE AGREEMENT

BY AND BETWEEN:

Eastpark at 8A

“Landlord”

- and -

Pharmacopeia, Inc.

“Tenant”

PREMISES:                                  1002 Eastpark Boulevard Cranbury, NJ 08512

DATED:                           August 20, 2003

TABLE OF CONTENTS

1.	LEASED PREMISES
2.	TERM OF LEASE
3.	CONSTRUCTION OF THE TENANT IMPROVEMENTS
4.	RENT
5.	PARKING AND USE OF EXTERIOR AREA
6.	USE
7.	REPAIRS AND MAINTENANCE
8.	COMMON AREA EXPENSES, TAXES AND INSURANCE
9.	SIGNS
10.	ASSIGNMENT AND SUBLETTING
11.	FIRE AND CASUALTY
12.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS
13.	INSPECTION BY LANDLORD
14.	DEFAULT BY TENANT
15.	LIABILITY OF TENANT FOR DEFICIENCY
16.	NOTICES
17.	NON-WAIVER BY EITHER PARTY
18.	RIGHT OF TENANT TO MAKE ALTERATIONS AND IMPROVEMENTS
19.	NON-LIABILITY OF LANDLORD
20.	RESERVATION OF EASEMENT
21.	STATEMENT OF ACCEPTANCF
22.	FORCE MAJEURE
23.	STATEMENTS BY LANDLORD AND TENANT
24.	CONDEMNATION
25.	LANDLORDS REMEDIES
26.	QUIET ENJOYMENT
27.	SURRENDER OF PREMISES
28.	INDEMNITY
29.	BIND AND CONSTRUE CLAUSE
30.	INCLUSIONS
31.	DEFINITION OF TERM “LANDLORD”
32.	COVENANTS OF FURTHER ASSURANCES
33.	COVENANT AGAINST LIENS
34.	SUBORDINATION
35.	EXCULPATION OF LANDLORD
36.	NET RENT
37.	SECURITY
38.	BROKERAGE
39.	LATE CHARGES
40.	PRESS RELEASES
41.	WAIVER OF JURY TRIAL
42.	LAWS OF NEW JERSEY
43.	OPTION TO RENEW
44.	RIGHT OF FIRST REFUSAL

45.	CROSS DEFAULT

AGREEMENT, made August 20,2003, between Eastpark at 8A, 1000 Eastpark Blvd., Cranbury, New Jersey 08512, “Landlord”; and Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, NJ 08512, “Tenant”.

WITNESSETH

WHEREAS, the Landlord intends to lease to the Tenant Suite #1002 with an address at 1002 Eastpark Boulevard, Cranbury, NJ 08512, in Building 1000 (“Building”) which constitutes a portion of the office/industrial park known as Eastpark at 8A (“Office Park); and

WHEREAS, the parties hereto wish to mutually define their rights, duties and obligations in connection with the Lease;

NOW THEREFORE, in consideration of the promises set forth herein, the Landlord leases unto the Tenant and the Tenant rents from the Landlord the leased premises described in Paragraph 1, and the Landlord and Tenant do hereby mutually covenant and agree as follows:

1.                                       LEASED PREMISES

The leased premises shown on Exhibit “A” shall consist of 18,191 rentable square feet of office and laboratory space (“Leased Premises”) as measured from outside of exterior walls to center line of the common walls, together with all improvements to be constructed thereon by the Landlord for the use of the Tenant, and all easements, tenements, appurtenances, hereditaments, rights and privileges appurtenant thereto, and any and all fixtures and equipment which are to be installed in the Building by the Landlord for the use of the Tenant in its occupancy of the Leased Premises. Tenant shall also have the right to use all common areas of the Office Park in a similar manner as other Office Park tenants.

2.                                       TERM OF LEASE

The term of the Lease shall be 12 years and shall be co-terminus with a lease for Building #3, which is also to be occupied by Tenant. The rent shall commence upon Substantial Completion (as defined hereafter). The 12 year term shall commence on the first day of the month following the date on which Substantial Completion is achieved for both Buildings 1 and 3, and shall expire on the day before the 12th anniversary of the Commencement Date, it being the intent of the parties that the leases for both Buildings shall expire on the same date. The Commencement Date is projected to be January 15, 2004.

3.                                       CONSTRUCTION OF THE TENANT IMPROVEMENTS

3.1                                 The Leased Premises consists of two existing, contiguous spaces which were previously leased to other tenants. Tenant is taking the Leased Premises in its “as is” condition, subject to modifications as shown on the Plans (as hereafter defined) to be prepared by Tenant (“Tenant Improvements”). The Landlord shall provide all necessary labor and materials and perform all the work required to complete the Tenant Improvements in order to ready the same for Tenant’s occupancy. Tenant’s designated representative for all work pertaining to the Tenant Improvements shall be John Harrison or such other person as is designated in writing by Tenant (“Representative”). The Landlord shall supervise and direct the work on the Tenant Improvements using Landlord’s best skill and attention, and Landlord shall be solely responsible for all construction means, methods, techniques, sequences and procedures and for coordinating all portions of the work on the Tenant Improvements. Landlord warrants to the Tenant that all materials and equipment incorporated in the Tenant Improvements will be new unless otherwise specified, and that all work on the Tenant Improvements will be of good quality, free from known faults and defects, and in substantial conformity with the Plans.

3.2                                 (a)                                  Landlord shall complete the Tenant Improvements in a good and workmanlike manner and in substantial accordance with plans and specifications (“Plans”) to be prepared by Tenant’s architect, CUH2A. The Plans shall be provided to Landlord on or before September 1, 2003 and shall be in sufficient detail to permit Landlord to apply for a building permit for the Tenant Improvements (which Landlord shall promptly do), and to prepare a construction budget for the construction of the Tenant Improvements (“Construction Budget”). In the event Tenant does not deliver the Plans to Landlord by the date set forth above, such failure shall not delay the date for commencement of the rent, which shall be presumed to be the projected Commencement Date set forth in paragraph 2. The Construction Budget shall set forth the lump sum amount payable by Tenant to Landlord for the construction of the Tenant Improvements, which amount shall include Landlord’s standard mark-up for general conditions, overhead and profit, which total in the aggregate 20%. The only exception to the lump sum amount shall be the actual fees charged by the Township of South Brunswick for construction permits in connection with the Tenant Improvements, which sums shall be paid by Tenant as set forth hereafter. Landlord shall submit the Construction Budget to Tenant for its approval. Tenant shall give written notice to Landlord within five business days of receipt, as to whether or not the Construction Budget is acceptable. If Tenant does not accept the Construction Budget during such five business day period, then the parties agree to negotiate in good faith to reach an agreement on the Construction Budget. Landlord shall not be obligated to order any equipment or commence work until Tenant has approved the Construction Budget. A complete set of the agreed upon Plans, and the agreed upon Construction Budget, shall be initialed by and distributed to Landlord and Tenant.

(b)                                 Neither the Construction Budget nor the Plans shall be changed or altered in any way except by change order approved in writing by Landlord and Tenant (“Change Order”). All Change Orders shall be valid and binding upon Landlord and Tenant only if authorized by written Change Order signed by Landlord and Tenant’s Representative prior to commencement of the work on the Tenant Improvements reflected thereby. The cost or credit to the Tenant due to any Change Order shall be determined per the terms of such Change Order. In the event the Change Order increases the cost set forth in the Construction Budget, then Landlord shall submit an invoice to Tenant and Tenant shall pay the invoice upon completion of work or upon the ordering of any equipment, whichever is applicable. The Landlord shall have the right to substitute for the materials and equipment required by the Plans, materials and equipment of equal quality and standard, provided said substitutions conform with applicable building codes and are the subject of a Change Order. Each and every Change Order shall state whether the change will entail a delay in the date of Substantial Completion. Any Change Order requested by Tenant which results in a delay to the date of Substantial Completion shall not delay the date for the commencement of the payment of rent.

3.3                                 (a)                                  The Landlord may secure and advance payment for the construction permits and for all other permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Tenant Improvements. Tenant shall pay such amounts to Landlord not later than 10 business days after receipt of an invoice therefore Landlord shall not, however, be responsible for securing any environmental or operating permits or certifications which are required in order for Tenant to actually conduct its business.

(b)                                 Tenant shall be responsible for providing Landlord with, and bearing the cost of sufficient copies of the Plans, and sufficient copies of any revisions made to the Plans, in order to obtain the permits and efficiently manage the construction of the Tenant Improvements. In the event any Change Orders are required during construction, Tenant shall be responsible for all costs related to the preparation and reproduction of plans therefore, unless the Change Order was solely initiated by Landlord, in which case Landlord shall be responsible for such costs. After construction is complete, Tenant shall be responsible for all costs related to the reproduction of “as built” Plans. In all instances where Plans are required, Tenant shall provide Landlord with a reproducible set. Landlord will also be provided with a current plot file containing the Plans at no cost to Landlord. Tenant agrees to have its Architect execute Exhibit “A” affirming Landlord’s right to the Plans.

3.4                                 (a)                                  Tenant shall pay Landlord directly for the construction costs of Tenant Improvements in accordance with the schedule attached hereto as Exhibit “B”. The only exception to Tenant’s responsibility to pay for all construction costs shall be for the work necessary to upgrade the existing HVAC reheat system currently in the space previously occupied by Biomira, Inc. (currently known as 1002 Eastpark Boulevard), which cost is estimated to be $150,000 and will he divided equally between the parties. In the event Tenant fails to pay to Landlord any sum set forth on Exhibit “B” when it is due, Landlord shall not be obligated to commence or continue work on the Tenant Improvements. Such failure to pay shall constitute a default under this Lease, but shall not delay the Commencement Date of this Lease, which shall be presumed to be the projected Commencement Date set forth in paragraph 2; or any of Tenant’s obligations hereunder including, without limitation, Tenant’s obligation to pay all Rent. In the event that Tenant fails to pay to Landlord, upon Substantial Completion of the Tenant Improvements, a sum equal to the remaining balance then due, such failure shall constitute a default under this Lease; and Tenant shall not be permitted to occupy the Leased Premises; and Tenant shall commence payment of all Rent; and Landlord shall be entitled to all rights and remedies available hereunder, at law or in equity, which rights shall be cumulative. All sums so owing to Landlord shall constitute Additional Rent and shall be subject to the imposition of late charges as provided in this Lease.

(b)                                 Apart from extensions of time for delays and extensions of the date for the payment of rent, no payment or allowance of any kind shall be claimed by Tenant, or made to the Landlord as compensation for damages on account of any delay from any cause in the completion of the Tenant Improvements, whether such delay be avoidable or unavoidable, anything in this Agreement inconsistent herewith or to the contrary notwithstanding.

3.5                                 Tenant shall be responsible for the design and installation of its own phone, data and communication systems which systems shall be installed in a manner not to interfere with Landlord’s construction efforts. During construction of Tenant Improvements, a representative of Tenant shall inspect the site no less frequently than once a week and verify and agree that the work in progress has been completed in a manner acceptable to Tenant.

3.6                                 The Tenant Improvements shall be commenced upon issuance of the building permit by governmental entities having jurisdiction therefor and, subject to authorized adjustments, Substantial Completion is estimated to be achieved on or about January 15, 2004. As used herein the term “Substantial Completion” shall mean that the Leased Premises have been built and completed in substantial conformity with the Plans, and a temporary or permanent certificate of occupancy or a temporary or permanent certificate of acceptance (“CO/CA”) has been issued permitting Tenant to use and occupy the Leased Premises, even though minor details, adjustments or punch list items which shall not materially impair Tenant’s use and enjoyment of the Leased Premises may not have been finally completed, but which work Landlord agrees shall be diligently pursued to final completion. Tenant shall allow Landlord and its contractors to enter the Leased Premises during normal working hours after issuance of the CO/CA to complete remaining minor work or punch list items, provided Landlord gives advance notice and makes reasonable efforts not to interfere with Tenant’s operations. It is agreed that for the purpose of this Lease, wherever and whenever the term Substantial Completion is used, it shall not include items of maintenance, service, punch list, or guarantee. If the date of Substantial Completion occurs on a day other than the first day of a month, rent from such day until the first day of the following month shall be prorated (at a rate of 1/30th of the monthly rent per day). During said period of partial monthly occupancy, all other terms and conditions of this Lease shall apply.

4.                                       RENT

4.1                                 Tenant shall pay, as base rent (“Base Rent”) for the Leased Premises, as follows:

(a)                                  During the first 4 years of the term, an estimated annual base rent per square foot of $30.35, for an aggregate annual base rent of $552,096.85 (“Initial Base Rent”), payable monthly in the sum of $46,008.07.

(b)                                 During the second 4 years of the term, the Base Rent shall be increased by adding to the Initial Base Rent the increase in the Consumer Price Index (“CPI”) as follows, and such sum shall be the Base Rent for the second 4 years of the term (the “Adjusted Base Rent”):

The “All Items” Index Figures for the New York-Northeastern New Jersey

average of the “Consumer Price Index for All Urban Consumers” (revised CPI-U) (1982-1984 equal to 100) published by the Bureau of Labor Statistics of the U.S. Department of Labor (“Index”) for the month 2 months prior to the date of Substantial Completion shall be compared with the same index for the month 2 months prior to the beginning month of the second 4 years of the Lease term. If there is an increase in the Index that percentage increase shall be used to determine the rent increase over the original Base Rent, as shown in the following example:

If the Index figure for the month 2 months prior to the date of Substantial Completion is 100 (the denominator) and the Index figure for the month 2 months prior to the beginning of the second 4 years of the lease term is 110, the increase in the Index figures will produce an increase of 10%.

(110-100)	= 10%
100

Applying the formula, 10% of $552,096.85 is equal to $55,209.69. Adding that amount to the original Base Rent produces an annual rent for the second 4 years of $607,306.54 payable in equal monthly installments of $50,608.88.

However, in no event shall the increase in rent be more than 12%.

(1)                                  In the event that the Index figure is discontinued the parties shall agree on an equivalent and substituted Cost of Living Index to be applied in the same manner. In the event the parties cannot mutually agree as to a substituted Index, then the issue shall be submitted for arbitration to the American Arbitration Association to take place in South Brunswick or any of its contiguous municipalities, with the cost thereof divided between the parties.

(2)                                  If the base year (1982-84 equal to 100) herein above referred to with respect to the “Index” shall be changed after the execution of the Lease, appropriate adjustments based on such new Index shall be made so as to have a proper application of the Cost of Living formula.

(c)                                  During the third 4 years of the term, the Base Rent shall increase according to the same CPI formula set forth above using the Adjusted Base Rent, but not more than 12 % over the Adjusted Base Rent for the second 4 years.

4.2                                 In addition to the Base Rent, Tenant shall pay as additional rent (“Additional Rent”) all real estate taxes for the Property, plus its proportionate share of the repairs, maintenance, insurance and any other charges allocated amongst tenants, as more specifically described in paragraph 8 (“Common Area Expenses”), based on the relationship between the rentable square footage leased to Tenant and the rentable square footage of building construction completed and occupied in the Office Park. Tenant’s Common Area Expenses shall be adjusted as of each January 1st during the term based on the increase in Common Area Expenses set forth in paragraph 8.

4.3                                 The Base Rent and Additional Rent shall be referred to hereafter as “Rent”.

4.4                                 Tenant covenants to pay the Rent in lawful money of the United States which shall be legal tender for the payment of all debts, public and private, at the time of payment. Such Rent shall be paid to Landlord at its office address hereinabove set forth, or at such other place as Landlord may, from time to time, designate by notice to Tenant.

4.5                                 Rental payments shall be payable in advance in equal monthly installments on the first day of each calendar month. The Rent shall be payable by Tenant without any set-off or deduction of any kind or nature whatsoever and without notice or demand. The sum of all increases required to be paid as Additional Rent or Base Rent in accordance with this Lease, shall be paid to Landlord within 10 days following the giving of notice hereof by Landlord of such increases.

5.                                       PARKING AND USE OF EXTERIOR AREA

The Tenant shall have the right to use parking spaces on a non-exclusive basis in common with other tenants of the Building. Landlord reserves the right to allocate specific parking spaces if it chooses. The Landlord and Tenant mutually agree that they will not block, hinder or otherwise obstruct the access driveways and parking areas so as to impede the free flow of vehicular traffic in the Office Park. In connection with the use of the loading platforms, if any, Tenant agrees that it will not use the same so as to unreasonably interfere with the use of the access driveways and parking areas. Tenant shall not store trailers or other vehicles on any portion of the access driveways or parking areas, and may not utilize any portion of the land or Building outside of the Leased Premises for any purpose unless consented to in advance by Landlord.

6.                                       USE

The Tenant covenants and agrees to use and occupy the Leased Premises only as an office and laboratory, which use is expressly subject to all applicable zoning ordinances, rules and regulations of any governmental instrumentalities, boards or bureaus having jurisdiction thereof. Tenant’s use of the Leased Premises shall not interfere with the peaceable and quiet use and enjoyment by other tenants at their respective leased premises located at the Building or in the Office Park, nor shall Tenant’s activities cause Landlord to be in default under its leases with such other tenants.

7.                                       REPAIRS AND MAINTENANCE

7.1                                 Tenant shall generally maintain and repair the Leased Premises, in a good and workmanlike manner, and shall, at the expiration of the term, deliver the Leased Premises in good order and condition, damages by fire or casualty, the elements and ordinary wear and tear excepted. Tenant covenants and agrees that it shall not cause or permit any waste, damage or disfigurement to the Leased Premises, or any overloading of the floors. Tenant shall maintain and make all repairs to the floor surface, plumbing and electrical systems including all ballasts and fluorescent fixtures located within the Leased Premises, and the entire HVAC system. Landlord shall be responsible for repairs necessary to the roof, exterior and load-bearing walls, and electric and plumbing systems to the point where they enter the Leased Premises, unless repair is necessitated by any act of Tenant, or its agents, employees or contractors.

7.2                                 The Tenant shall, at its own cost and expense, pay all utility meter and service charges, including gas, water and electric servicing the Leased Premises. Landlord shall have the option to install, at its own cost, a separate water meter and invoice Tenant directly for its water usage. The Tenant agrees to maintain all leased areas at a minimum temperature of 45 degrees, excluding cold rooms on other rooms specifically designed for a lower temperature, to prevent the freezing of domestic water and sprinkler pipes. Tenant shall not store any items outside the Leased Premises, and shall deliver its garbage and recyclables to the central receiving area on the lot. Tenant shall dispose of all hazardous/medical waste with an approved hauler at its own cost.

7.3                                 Landlord does not warrant that any services Landlord or any public utilities supply will not be interrupted. Services maybe interrupted because of accidents, repairs, alterations, improvements or any other reason beyond the reasonable control of Landlord, not including the gross negligence of Landlord or its agents.

8.                                       COMMON AREA EXPENSES. TAXES AND INSURANCE

8.1                                 The Tenant shall pay to the Landlord, monthly, as Additional Rent its Proportionate Share of the following items all of which shall be known as Common Area Expenses:

(a)                                  The costs incurred by the Landlord for the operation, maintenance or repair of the following items in the Office Park, (“Operating Costs”):

(1)                                 lawns and landscaping;

(2)                                  standard water usage and standby sprinkler charges;

(3)                                  exterior lighting;

(4)                                  exterior sewer lines;

(5)                                  exterior utility lines;

(6)                                  repair and maintenance of any signs serving the Office Park;

(7)                                  snow removal;

(8)                                  standard garbage disposal and recycling;

(9)                                  general ground maintenance;

(10)                            parking lot, driveways and walkways;

(11)                            maintenance contracts for the roof;

(12)                            pest control;

(13)                            central station monitoring for fire sprinkler system; and

(14)                            other ordinary maintenance expenses normally incurred by Landlord relating to the Building and common areas of the Office Park.

Notwithstanding the above, the following items shall be excluded from Common Area Expenses:

(a)                                  Cost of decorating, redecorating, cleaning or other services not provided on a regular basis to the tenants of the Office Park;

(b)                                 Wages, salaries, fees and fringe benefits paid to

administrative or executive personnel or officers or partners of Landlord, unless employed at competitive rates as independent contractors at the building or Office Park

(c)                                  All cost relating to activities for the solicitation, negotiation and execution of leases of space in the Office Park;

(d)                                 Cost of any repair made by Landlord because of the total or partial destruction of the building or the condemnation of a portion of the building;

(e)                                  Any insurance premium for which Landlord is to be reimbursed by Tenant, pursuant to this Lease, or by any other tenant of the Office Park;

(f)                                    Depreciation, interest or rents paid or incurred by Landlord;

(g)                                 Any charge to Landlord for income taxes, franchise taxes or similar taxes;

(h)                                 Collection costs for bad debt expenses not related to Tenant;

(i)                                     Cost of tenant improvements;

(j)                                     Legal, accounting, bank or other fees incurred in connection with any equity or debt financing or sale of the building or Office Park;

(k)                                  Costs of specialized services provided to other tenants but not provided to tenants generally;

(l)                                     Capital expenditures;

(m)                               Cost to comply with ADA related to the interior of the individual buildings, but not exterior doors or the Office Park;

(n)                                 Costs to cure violations of law or ordinances;

(o)                                 Electric for non-public areas.

(b)                                 The cost of the annual insurance premiums charged to the Landlord for insurance coverage which insure the buildings in the Office Park. The insurance shall be for the full replacement value of all insurable improvements with any customary extensions of coverage including, but not limited to, vandalism, malicious mischief, sprinkler damage and comprehensive liability, and insurance for one years rent. The Landlord shall maintain said insurance in effect at all times hereunder. Any increase in the insurance premiums due to a change in rating of the Building which is solely attributable to Tenants use, or due to special Tenant equipment, shall be paid entirely by the Tenant. Tenant expressly acknowledges that Landlord shall not maintain insurance on Tenants furniture, fixtures, machinery, inventory, equipment or other personal property; and

(c)                                  The real estate and personal property taxes assessed against the Office Park for land, building and improvements, along with any levy for the installation of local improvements affecting the Office Park assessed by any governmental body having jurisdiction thereof. Tenant shall he entitled to Tenant’s Proportionate Share of any refund obtained by Landlord with respect to any taxes. The real estate tax obligation of the Tenant shall include any tax or imposition for parking lot usage which may be levied by any governmental body having jurisdiction thereof. In addition to its Proportionate Share of the above items, Tenant shall pay directly all real estate taxes assessed by the municipality on its Tenant Improvements. Anything in this Section 8.1(b) or elsewhere in this Lease to the contrary notwithstanding, Tenant shall not be obligated to pay any part of (l) any taxes on the income of the Landlord or the holder of an underlying mortgage and any taxes on the income of the lessor under any underlying lease, (2) any corporation, unincorporated business or franchise taxes, (3) any estate, gift, succession or inheritance taxes, (4) any capital gains, mortgage recording or transfer taxes, (5) any taxes or assessments attributable to any sign attached to, or located on, the Building or the land or (6) any similar taxes imposed on the Landlord, the holder of any underlying mortgage or the lessor under any underlying lease; and

(d)                                 A management fee of 3% of the Tenants Base Rent.

8.2                                 Within 90 days of the expiration of the first calendar year of the Term, the Landlord shall furnish to Tenant a detailed breakdown of the actual Common Area Expenses. Tenant shall have the right, within 30 days of receipt of the breakdown, and during normal business hours, to examine Landlord’s books and records with respect to the Common Area Expenses. In the event Tenant’s Proportionate Share shall be greater than the aggregate paid by the Tenant during the prior period, Tenant shall pay any difference, in one lump sum within 30 days after demand. In the event Tenant shall have overpaid its Proportionate Share, any such overage shall be applied to the Base Rent and Additional Rent prospectively due under the Lease. This procedure shall be followed during each year of the lease term, and at the expiration of the Lease, any overage or underage shall be credited or paid after computation by the Landlord, which obligation of Landlord and Tenant shall survive the expiration of the lease term.

8.3                                 Tenant’s Share of Common Area Expenses for any calendar year, part of which falls within the term of this Lease and part of which does not, shall be appropriately prorated.

8.4                                 If at any time during the term of this Lease the method or scope of taxation prevailing at the commencement of the lease term shall be altered, Tenant’s Proportionate Share of such substituted tax or imposition shall be payable and discharged by the Tenant in the manner required pursuant to the law which shall authorize such change.

8.5                                 The Tenant covenants and agrees that it will, at its sole cost and expense, carry liability insurance covering the Leased Premises in the minimum amount of $1,000,000.00 per accident for 1 person, $3,000,000.00 per accident for 2 or more persons, and a minimum amount of $300,000.00 for property damage. Tenant shall at all times, carry sufficient insurance to avoid any coinsurance penalties on Tenant’s furniture, furnishings, fixtures, machinery, equipment and installations as well as on any alterations or improvements made to the Leased Premises by Tenant subsequent to the

Commencement Date. Such coverage is to include all additions and alterations contemplated hereunder, and shall cover the value of equipment and supplies awaiting installation. The Tenant shall add the Landlord as an additional insured on such policy and will furnish Landlord with a certificate of said liability insurance prior to the Commencement Date and annually thereafter. The certificate shall contain a clause that the policy will not be canceled except on 10 days written notice to the Landlord.

8.6                                 The parties covenant and agree that the insurance policies required to be furnished in accordance with the terms and conditions of this Lease, or in connection with insurance policies which they obtain insuring such insurable interest as Landlord or Tenant may have in its own properties, whether personal or real, shall expressly waive any right of subrogation on the part of the insurer against the Landlord or Tenant. Landlord and Tenant each waives all right of recovery against the other, its agents or employees for any loss, damage or injury of any nature whatsoever to property or person for which the waiving party is required by this Lease to carry insurance.

9.                                       SIGNS

Landlord will provide a sign monument listing all of the tenants in the Building. At its sole expense the Tenant shall have the right to install on the interior doors at the Leased Premises, only such signs as are required by Tenant for the purpose of identifying the Tenant.

10.                                 ASSIGNMENT AND SUBLETTING

10.1                           The Tenant may not assign or sublet the Leased Premises without Landlord’s consent, which shall not be unreasonably withheld. Tenant shall advise the Landlord in writing, by certified mail, return receipt requested of its desire to assign or sublease and Landlord shall have 60 days from receipt of such notice to notify Tenant whether it rejects or consents to the assignment or sublease. Landlord shall also have the option to elect to re-capture the Leased Premises and terminate the Lease, if and only if Tenant desires to sublease all of the Leased Premises for the entire term. If Landlord elects to recapture the Leased Premises, Tenant shall surrender the Leased Premises no later than 90 days after Landlord’s written notice of its election to recapture.

10.2                           The Landlord’s consent shall not be required and the terms and conditions of Paragraph 10.1 shall not apply as to Landlord’s right to recapture if the Tenant assigns or subleases the Leased Premises to a parent, subsidiary, affiliate or a company into which Tenant is merged or with which Tenant is consolidated, or to the purchaser of all or substantially all of the assets of Tenant.

10.3                           In connection with any permitted assignment or subletting, (i) the Tenant shall pay monthly to the Landlord 50% of any increment in rent (net of any reasonable broker’s commissions, attorney’s fees and marketing costs incurred by Tenant in connection therewith) received by Tenant per square foot over the Base Rent then in effect during the year of the assignment or subletting, which payment shall be made monthly together with the required rent hereunder; and (ii) if Tenant receives any consideration or value for such assignment or subletting, Landlord shall be paid 50% of any such consideration or value within 10 days after receipt of the same by Tenant. As a condition hereunder, Tenant covenants with Landlord that it will furnish to Landlord a copy of all pertinent documents with respect to any such assignment or subletting so as to establish Tenant’s obligation to Landlord hereunder.

10.4                           In the event of any assignment or subletting permitted by the Landlord, the Tenant shall remain and be directly and primarily responsible for payment and performance of the within Lease obligations, and the Landlord reserves the right, at all times, to require and demand that the Tenant pay and perform the terms and conditions of this Lease. In the case of a complete recapture, Tenant shall be released from all further liability with respect to the recaptured space. No such assignment or subletting shall be made to any tenant who shall occupy the Leased Premises for any use other than that which is permitted to the Tenant, or which would in any way violate applicable laws, ordinances or rules and regulations of governmental boards and bodies having jurisdiction.

11.                                 FIRE AND CASUALTY

11.1                           In case of any damage to or destruction of any portion of the building of which the Leased Premises is a part by fire or other casualty occurring during the term of this Lease (or previous thereto), which shall render at least 1/3 of the floor area of the Leased Premises or the building untenantable or unfit for occupancy, which damage cannot be repaired within 180 days from the happening of such casualty, using reasonable diligence (“Total Destruction”) then the term hereby created shall, at the option of the Landlord or Tenant, upon written notice to the Tenant or Landlord, as the case may be, within 15 days of such fire or casualty, cease and become null and void from the date of such Total Destruction. In such event the Tenant shall immediately surrender the Leased Premises to the Landlord and this Lease shall terminate. The Tenant shall only pay rent to the time of such Total Destruction. However, in the event of Total Destruction if the Landlord shall elect not to cancel this Lease within the 15 day period the Landlord shall repair and restore the same to substantially the same condition as it was prior to the damage or destruction, with reasonable speed and dispatch. The rent shall not be accrued after said damage or while the repairs and restorations are being made, but shall recommence immediately after the premises are Substantially Complete as defined in paragraph 3.6. In any case where Landlord must restore, consideration shall be given for delays under the Force Majeure paragraph in this Lease. Whether or not this Lease has been terminated as a result of a casualty, in every instance, all insurance proceeds payable as a result of damage or destruction to the Building shall be paid to Landlord as its sole and exclusive property.

11.2                           In the event of any other casualty which shall not be tantamount to Total Destruction the Landlord shall repair and restore the Building and the Leased Premises to substantially the same condition as they were prior to the damage or destruction, with reasonable speed and dispatch. The rent shall abate or shall be equitably apportioned as to any portion of the Leased Premises which shall be unfit for occupancy by the Tenant, or which cannot be used by the Tenant to conduct its business. The rent shall recommence immediately after the Leased Premises are Substantially Complete as defined in paragraph 3.6.

11.3                           In the event of any casualty caused by an event which is not covered by Landlord’s insurance policy, the Landlord may elect to treat the casualty as though it had insurance or it may terminate the Lease. If it treats the casualty as though it had insurance then the provisions of this paragraph shall apply. The Landlord shall serve a written notice upon the Tenant within 15 days of the casualty specifying the election which it chooses to make.

11.4                           In the event the Landlord rebuilds, the Tenant agrees, at its cost and expense, to forthwith remove any and all of its equipment, fixtures, stock and personal property in order to permit Landlord to expedite the construction. The Tenant shall assume at its sole risk the responsibility for damage to or security of such fixtures and equipment in the event that any portion of the building area has been damaged and is not secure.

12.                                 COMPLIANCE WITH LAWS, RULES AND REGULATIONS

12.1                           (a)                                  The Tenant agrees that upon acceptance and occupancy of the Leased Premises, it will, at its own cost and expense, comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and Municipal governments arising from the operations of Tenant at the Leased Premises. The Tenant also agrees that it will not commit any nuisance or excessive noise, and will dispose of all garbage and waste in connection with its operations so as to avoid unreasonable emissions of dirt, fumes, odors or debris.

(b)                                 The Tenant agrees, at its own cost and expense, to comply with such regulations or requests as may be required by the fire or liability insurance carriers providing insurance for the Leased Premises, and the Board of Fire Underwriters, in connection with Tenant’s use and occupancy of the Leased Premises.

12.2                           In case the Tenant shall fail to comply with all material provisions of the aforesaid statutes, ordinances, rules, orders, regulations and requirements then the Landlord may, after 10 days’ notice (except for emergency repairs, which may be made immediately), enter the Leased Premises and take any reasonable actions to comply with them, at the cost and expense of the Tenant, unless the Tenant is diligently pursuing the correction of the problem. The cost thereof shall be added to the next month’s rent and shall be due and payable as such, or the Landlord may deduct the same from the balance of any sum remaining in the Landlord’s hands. This provision is in addition to the right of the Landlord to terminate this Lease under the provisions of paragraph 14.2. However, in the event that all necessary repairs are made by Tenant, the initial failure to comply with the aforesaid laws and regulations shall not constitute an event of default.

12.3                           Tenant expressly covenants and agrees to indemnify, defend and save the Landlord harmless against any claim, damage, liability, cost, penalties, or fines which the Landlord may suffer as a result of air, ground or water pollution caused by the Tenant in its use of the Leased Premises. The Tenant covenants and agrees to notify the Landlord immediately of any claim or notice served upon it with respect to any claim that the Tenant is causing air, ground or water pollution; and the Tenant shall take immediate steps to halt, remedy or cure any pollution of air, ground or water caused by the Tenant by its use of the Leased Premises.

12.4                           Tenant expressly covenants and agrees to fully comply with the provisions of the New Jersey Industrial Site Recovery Act (N.J.S.A. I3:lK-6, et seq.) “ISRA”, and its regulations, prior to the termination of the Lease or at any time that any action of the Tenant triggers the applicability of ISRA. In particular, the Tenant agrees that it shall comply with the provisions of ISRA in the event of any “closing, terminating or transferring” of Tenant’s operations, as defined by and in accordance with the regulations. In the event evidence of such compliance is not delivered to the Landlord prior to surrender of the Leased Premises by the Tenant to the Landlord, it is understood and agreed that the Tenant shall be liable to pay to the Landlord an amount equal to two times the Base Rent then in effect, together with all applicable Additional Rent from the date of such surrender until such time as evidence of compliance with ISRA has been delivered to the Landlord, and together with any costs and expenses incurred by Landlord in enforcing Tenant’s obligations under this paragraph. Evidence of compliance, as used herein, shall mean a “letter of non-applicability” issued by the New Jersey Department of Environmental Protection (“NJDEP”), an approved “negative declaration” or a “remediation action plan” which has been fully implemented and approved by NJDEP, or other equivalent document as may then be prescribed by applicable regulations. Evidence of compliance shall be delivered to the Landlord, together with copies of all submissions made to the NJDEP, including all environmental reports, test results and other supporting documentation. In addition to the above, Tenant agrees that it shall cooperate with Landlord in the event ISRA is applicable to any portion of the property of which the Leased Premises are a part. In such case, Tenant agrees that it shall fully cooperate with Landlord in connection with any information or documentation which may be requested by the NJDEP. In the event that any remediation of the Property is required in connection with the conduct by Tenant of its business at the Leased Premises, Tenant expressly covenants and agrees that it shall be responsible for that portion of the remediation which is attributable to the Tenant’s operation. Tenant hereby represents and warrants that its Standard Industrial Classification No. is 8731, and that Tenant shall not generate, manufacture, refine, transport, treat, store, handle or dispose of “hazardous substances” as the same are defined under ISRA and the regulations promulgated pursuant thereto, except in strict compliance with all governmental rules, regulations and procedures. Tenant hereby agrees that it shall promptly inform Landlord of any change in its SIC number and obtain Landlord’s consent for any change in the nature of the business to be conducted in the Leased Premises. The within covenants shall survive the expiration or earlier termination of the lease term.

13.                                 INSPECTION BY LANDLORD

13.1                           The Tenant agrees that the Landlord shall have the right to enter into the Leased Premises at all reasonable hours for the purpose of examining the same upon reasonable advance notice of not less than 24 hours (except in the event of emergency), or to make such repairs as are necessary. Any repair shall not unduly interfere with Tenant’s use of the Leased Premises and Landlord agrees to comply with Tenant’s reasonable requirements with regard to access to any sensitive areas.

14.                                 DEFAULT BY TENANT

14.1                           Each of the following shall be deemed a default by Tenant and a breach of this Lease:

(a)                                  (1)                                  filing of a petition by the Tenant for adjudication as a bankrupt, or for reorganization, or for an arrangement under any federal or state statute, except in a Chapter 11 Bankruptcy where the rent and Additional Rent stipulated herein is being paid and the terms of the Lease are being complied with;

(2)                                  dissolution or liquidation of the Tenant;

(3)                                  appointment of a permanent receiver or a permanent trustee of all or substantially all of the property of the Tenant, if such appointment shall not be vacated within 60 days, provided the rent and Additional Rent stipulated herein is being paid and the terms of the Lease are being complied with, during said 60 day period;

(4)                                  taking possession of the property of the Tenant by a governmental officer or agency pursuant to statutory authority for dissolution, rehabilitation, reorganization or liquidation of the Tenant if such taking of possession shall not be vacated within 60 days, provided the rent and Additional Rent stipulated herein is being paid and the terms of the Lease are being complied with, during said 60 day period;

(5)                                  making by the Tenant of an assignment for the benefit of creditors;

(6)                                  abandonment, desertion or vacation of the Leased Premises by the Tenant; and

(7)                                  failure of the Tenant to move into or take possession of the Leased Premises within 15 days of the Commencement Date.

(b)                                 Default in the payment of the rent or Additional Rent herein reserved or any part thereof, which continues for 10 days.

(c)                                  A default in the performance of any other covenant or condition which this Lease requires the Tenant to perform, for a period of 15 days after notice.  However, no default on the part of Tenant shall be deemed to exist if it diligently commences efforts to rectify same and Landlord is indemnified against loss or liability arising from the default.

14.2                           In the event of any default set forth above and the lapse of any applicable grace period, Landlord may serve written notice upon the Tenant electing to terminate this Lease upon a specified date not less than 10 days after the date of serving such notice and this Lease shall then expire on the date so specified as if that date had been originally fixed as the expiration date of the term herein granted.

14.3                           In case this Lease shall be terminated due to Tenant’s default as set forth above, Landlord or its agents may, immediately or any time thereafter, re-enter and resume possession of the Leased Premises or such part thereof, and remove all persons and property therefrom, either by summary proceedings or a suitable action or proceeding at law, without being liable for any damages therefor. No re-entry by Landlord shall be deemed an acceptance of a surrender of this Lease. However, if the Tenant is in default and moves out, or is dispossessed, and fails to remove any property, machinery, equipment and fixtures or other property within 10 days of the date Landlord sends a written notice to the last known address of the Tenant, then the property, machinery, equipment and fixtures or other property left at the Leased Premises shall, at the option of the Landlord, be conclusively presumed to be abandoned and maybe disposed of by the

Landlord without accounting to Tenant for any of the proceeds, or the Landlord may remove such property and charge the reasonable cost and expense of removal and storage to the Tenant before disposing of such property. The Tenant shall be liable for any damage which it causes in the removal of said property from the Leased Premises.

14.4                           In case this Lease shall be terminated, due to Tenant’s default as set forth above Landlord may relet the whole or any portion of the Leased Premises for any period equal to or greater or less than the remainder of the then current term, for any sum which it may deem reasonable, to any tenant which it may deem suitable and satisfactory, and for any use and purpose which it may deem appropriate. In connection with any such lease Landlord may make such changes in the character of the improvements on the Leased Premises as Landlord may determine to be appropriate or helpful in effecting such lease and may grant concessions or free rent. Landlord shall make reasonable efforts to relet the Leased Premises. Landlord shall not in any event be required to pay Tenant any sums received by Landlord on such reletting of the Leased Premises.

14.5                           In the event this Lease is terminated due to Tenant’s default as set forth above, and whether or not the Leased Premises be relet, Landlord shall be entitled to recover from the Tenant all rent due and all expenses, including reasonable counsel fees, incurred by Landlord in recovering possession of the Leased Premises, and all reasonable costs and charges for the care of the Leased Premises while vacant, which damages shall be due at such time as they are incurred by Landlord; and all other damages set forth in this Paragraph 14 and in Paragraph 15. Without any previous notice or demand, separate actions may be maintained by Landlord against Tenant from time to time to recover any damages which have become due and payable to the Landlord without waiting until the end of the term.

15.                                 LIABILITY OF TENANT FOR DEFICIENCY

In the event that the relation of the Landlord and Tenant terminates by reason of any default set forth in paragraph 14, and the Landlord reenters the Property as permitted herein, it is hereby agreed that the Tenant shall remain liable to pay in monthly payments the Rent and any other charges which shall accrue. The Tenant expressly agrees to pay as Landlord’s damages for such breach of this Lease the difference between the Rent herein and the rent received, if any, by the Landlord, during the remainder of the unexpired term.

16.                                 NOTICES

All notices required by this Lease shall be given either by certified mail, return receipt requested, or overnight courier, or personal delivery with receipt, at the address set forth on the first page of this Lease, and/or such other place as the parties may designate in writing.

17.                                 NON-WAIVER BY EITHER PARTY

The failure of either party to insist upon the strict performance of any of the terms of this Lease, or to exercise any option contained herein, shall not be construed as a waiver of any such term. Acceptance by either party of the performance of anything required by this Lease to be performed, with the knowledge of the breach of any term of this Lease, shall not be deemed a waiver of such breach, nor shall acceptance of Rent by Landlord in a lesser amount than is due (regardless of any endorsement on any check, or any statement in any letter accompanying any payment of Rent) be construed either as an accord and satisfaction or in any manner other than as payment on account of the earliest rent then unpaid by Tenant. No waiver by either party of any term of this Lease shall be deemed to have been made unless expressed in writing and signed by that party.

18.                                 RIGHT OF TENANT TO MAKE ALTERATIONS AND IMPROVEMENTS

The Tenant may not make alterations, additions or improvements to the Leased Premises, or change the door locks or window coverings, or in any way alter access to the Leased Premises (“Alterations”) without the consent of the Landlord, which consent shall not be unreasonably withheld. Landlord agrees to review any Alterations proposed by Tenant within 15 days of receipt of plans and specifications, and advise Tenant whether such Alterations are permissible and whether Tenant will be required to remove such Alterations at the conclusion of the Lease term. Tenant shall be permitted to make cosmetic or decorative changes to the Leased Premises, such as painting, wallpaper or carpeting. Any approval given is not intended to subject the Landlord’s property to liability under any lien law. Tenant shall be responsible for obtaining at its own cost and expense all licenses, permits and approvals that may be required by any governmental entity having jurisdiction over the approved alterations, additions and/or improvements. Tenant shall furnish to Landlord as-built drawings of any alterations, additions or improvements which are made.

19.                                 NON-LIABILITY OF LANDLORD

Tenant agrees to assume all risk of damage to its property, equipment and fixtures occurring in or about the Leased Premises, whatever the cause of such damage or casualty. Landlord shall not be liable for any damage or injury to property or person caused by or resulting from steam, electricity, gas, water, rain, ice or snow, or any leak or flow from or into any part of the building, or from any damage or injury resulting or arising from any other cause or happening whatsoever.

20.                                 RESERVATION OF EASEMENT

Landlord reserves the right, easement and privilege to enter on the Leased Premises in order to install, at its own cost and expense, any utility lines and services in connection therewith as may be required by the Landlord. It is understood and agreed that if such work as may be required by Landlord requires any interior installation, or displaces any exterior paving or landscaping, the Landlord shall at its own cost and expense, restore such items, to substantially the same condition as they were before such work. The Landlord covenants that the foregoing work shall not unreasonably interfere with the normal operation of Tenant’s business.

21.                                 STATEMENT OF ACCEPTANCE

Upon the delivery of the Leased Premises to the Tenant the Tenant covenants and agrees that it will furnish to Landlord a statement which shall set forth the Date of Commencement and the Date of Expiration of the lease term,

22.                                 FORCE MAJEURE

Except for the obligation of the Tenant to pay Rent and other charges, the period of time during which the Landlord or Tenant is prevented from performing any act required to be performed under this Lease by reason of fire, catastrophe, strikes, lockouts, civil commotion, weather conditions, acts of God, government prohibitions or prescriptions or embargoes, inability to obtain material or labor by reason of governmental regulations, the act or default of the other party, or other events beyond the reasonable control of Landlord or Tenant, as the case may be, shall be added to the time for performance of such act.

23.                                 STATEMENTS BY LANDLORD AND TENANT

Landlord and Tenant agree at any time and from time to time upon not less than 5 days’ prior notice from the other to execute, acknowledge and deliver to the party requesting same, a statement in writing, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that it is not in default (or if claimed to be in default, stating the amount and nature of the default) and specifying the dates to which the Rent and other charges have been paid in advance.

24.                                 CONDEMNATION

24.1                           If due to condemnation, (i) more than 15% of the Leased Premises is taken or rendered untenantable, or (ii) more than 25% of the ground is taken (including parking areas, but excluding front, side and rear set back areas) and, in Landlord’s opinion, said taking unreasonably or unduly interferes with the use of the Leased Premises, the lease term created shall terminate from the date when the authority exercising the power of eminent domain takes or interferes with the use of the Property. The Tenant shall be responsible for the payment of Rent until the time of surrender. In any event, no part of the Landlord’s condemnation award shall be claimed by the Tenant. Without diminishing Landlord’s award, the Tenant shall have the right to make a claim against the condemning authority for such independent claim which it may have, including without limit, Tenant Improvements made or paid for by Tenant.

24.2                           In the event of any partial taking which would not be cause for termination of the Lease, or in the event of any taking in excess of the percentages provided above and Tenant retains the balance of the Leased Premises remaining after such taking, then the Rent shall abate in an amount to be mutually agreed upon between the Landlord and Tenant based on the relationship that the character of the property prior to the taking bears to the property which shall remain after the condemnation. The Landlord shall, to the extent permitted by applicable law and as the same may be practicable, promptly make such repairs and alterations in order to restore the Building and/or improvements to a usable condition to the extent of any condemnation award received by Landlord.

25.                                 LANDLORD’S REMEDIES

25.1                           The rights and remedies given to the Landlord in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by the Landlord, shall be deemed to be in exclusion of any of the others.

25.2                           In addition to any other legal remedies for violation or breach of this Lease by the Tenant or by anyone holding or claiming under the Tenant such violation or breach shall be restrainable by injunction at the suit of the Landlord.

25.3                           No receipt of money by the Landlord from any receiver, trustee or custodian or debtors in possession shall reinstate, or extend the term of this Lease or affect any notice theretofore given to the Tenant, or to any such receiver, trustee, custodian or debtor in possession, or operate as a waiver or estoppel of the right of the Landlord to recover possession of the Leased Premises for any of the causes therein enumerated by any lawful remedy; and the failure of the Landlord to enforce any covenant or condition by reason of its breach by the Tenant shall not be deemed to void or affect the right of the Landlord to enforce the same covenant or condition on the occasion of any subsequent default or breach.

26.                                 QUIET ENJOYMENT

The Landlord covenants that the Tenant, on paying the Rent and performing the covenants and conditions contained in this Lease, may peaceably and quietly have, hold and enjoy the Leased Premises, in the manner of a multi-tenanted building, for the Lease term.

27.                                 SIJRRENDER OF PREMISES

On the last day, or earlier permitted termination of the Lease, Tenant shall quit and surrender the Leased Premises in good and orderly condition and repair (reasonable wear and tear, and damage by fire or other casualty excepted) and shall deliver and surrender the Leased Premises to the Landlord peaceably, together with all Tenant Improvements. The Landlord reserves the right, however, to require the Tenant at its cost and expense to remove any Alterations installed by the Tenant, and restore the Leased Premises to its original state, normal wear and tear excepted, unless Landlord has previously consented to allow such Alterations to remain. Prior to the expiration of the Lease term the Tenant shall remove all of its tangible property, fixtures and equipment from the Leased Premises. All property not removed by Tenant shall be deemed abandoned by Tenant, and Landlord reserves the right to charge the reasonable cost of such removal and disposal to the Tenant. If the Leased Premises are not surrendered at the end of the Lease term, the Tenant shall be liable for double rent under NJSA 2A:42-6, and Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in surrendering the Leased Premises, including, without limitation any claims made by any succeeding tenant founded on the delay, and any loss of income suffered by Landlord. These covenants shall survive the termination of the Lease.

28.                                 INDEMNITY

Anything in this Lease to the contrary notwithstanding, and without limiting the Tenant’s obligation to provide insurance hereunder, the Tenant covenants and agrees that it will indemnify, defend and save harmless the Landlord against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including without limitation reasonable attorneys’ fees, which may be imposed upon or incurred by Landlord by reason of any of the following occurring during the term of this Lease:

(a)                                  Any matter, cause or thing arising out of Tenant’s use, occupancy, control or management of the Leased Premises and any part thereof.

(b)                                 Any negligence on the part of the Tenant or any of its agents, employees, licensees or invitees, arising in or about the Leased Premises.

(c)                                  Any failure on the part of Tenant to perform or comply with any of its covenants, agreements, terms or conditions contained in this Lease.

Landlord shall promptly notify Tenant of any such claim asserted against it and shall promptly send to Tenant copies of all papers or legal process served upon it in connection with any action or proceeding brought against Landlord.

29.                                 BIND AND CONSTRUE CLAUSE

The terms, covenants and conditions of this Lease shall be binding upon, and inure to the benefit of, each of the parties hereto and their respective heirs, successors and assigns. If any one of the provisions of this Lease shall be held to be invalid by a court of competent jurisdiction, such adjudication shall not affect the validity or enforceability of the remaining portions of this Lease. The parties each acknowledge to the other that this Lease has been drafted by both parties, after consultation with their attorneys, and in the event of any dispute, the provisions are not to be interpreted against either party as the drafter of the Lease.

30.                                 INCLUSIONS

The neuter gender when used herein, shall include all persons and corporations, and words used in the singular shall include words in the plural where the text of the instrument so requires.

31.                                 DEFINITION OF TERM “LANDLORD”

When the term “Landlord” is used in this Lease it shall be construed to mean and include only the entity which is the owner of title to the building. Upon the transfer by the Landlord of the title, the Landlord shall advise the Tenant in writing by certified mail, return receipt requested, of the name of the Landlord’s transferee. In such event, the Landlord shall be automatically freed and relieved from and after the date of such transfer of title of all personal liability with respect to the performance of any of the covenants and obligations on the part of the Landlord herein contained to be performed, provided any such transfer and conveyance by the Landlord is expressly subject to the assumption by the transferee of the obligations of the Landlord hereunder.

32.                                 COVENANTS OF FURTHER ASSURANCES

If, in connection with obtaining financing for the improvements on the Leased Premises, the mortgage lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or refuse its consent thereto, provided that such modifications do not in Tenant’s reasonable judgment increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s use and enjoyment of the Leased Premises.

33.                                 COVENANT AGAINST LIENS

Tenant agrees that it shall not encumber, or permit to be encumbered, the Leased Premises or the fee thereof by any lien, charge or encumbrance, and Tenant shall have no authority to mortgage or hypothecate this Lease in any way whatsoever. Any violation of this Paragraph shall be considered a breach of this Lease.

34.                                 SUBORDINATION

This Lease shall be subject and subordinate at all times to the lien of any mortgages or ground leases or other encumbrances now or hereafter placed on the land, Building and Leased Premises without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination.  However, Tenant agrees to execute such further documents evidencing the subordination of the Lease to the lien of any mortgage or ground lease as shall be desired by Landlord within 5 days, provided Landlord’s mortgagee agrees to a non-disturbance agreement.

35.                                 EXCULPATION OF LANDLORD

Neither Landlord nor its principals shall have any personal obligation for the payment of any indebtedness or for the performance of any obligation under this Lease. The performance of Landlord’s obligations expressed herein may be enforced only against the Building and land of which the Leased Premises are a part, and the rents, issues and profits thereof. The Tenant agrees that no deficiency judgment or other judgment for money damages shall be entered by it against the Landlord or its principals personally in any action.

36.                                 NET RENT

It is the intent of the Landlord and Tenant that this Lease shall yield, net to Landlord, the Base Rent specified and all Additional Rent and charges in each month during the term of the Lease, and that all costs, expenses and obligations of every kind relating to the Leased Premises shall be paid by the Tenant, unless expressly assumed by the Landlord.

37.                                 SECURITY

Tenant shall not be required to pay any security deposit.

38.                                 BROKERAGE

The parties mutually represent to each other that Julian J. Studley, Inc. is the broker who negotiated and consummated the within transaction, and that neither party dealt with any other broker in connection with the Lease. In the event either party violates this representation, it shall indemnify and defend and hold the other party harmless from all claims and damages. It is agreed that the Landlord shall be responsible, at its sole cost and expense, to pay the brokerage commission in connection with this Lease.

39.                                 LATE CHARGES

In addition to any other remedy, a late charge of 1-1/2% per month, retroactive to the date any Rent or payment for Tenant Improvements was due, shall be payable, without notice from Landlord, on any such charges not paid within 5 days of the due date.

40.                                 PRESS RELEASES

Subject to the prior written approval of Tenant (which shall not be unreasonably withheld), Landlord shall have the right to announce the execution of this Lease, the parties hereto, and the real estate brokers involved in such press releases as Landlord shall deem advisable. In addition, Tenant shall permit Landlord to use its name and photographs of the Leased Premises (all photographs being subject to Tenant’s prior consent) in Landlord’s marketing brochures and materials, and Tenant agrees to reasonably cooperate with Landlord in such regard, but at no cost or expense to Tenant.

41.                                 WAIVER OF JURY TRIAL

Landlord and Tenant both irrevocably waive a trial by jury in any action or proceeding between them or their successors or assigns arising out of this Lease or any of its provisions, or Tenant’s use or occupancy of the Leased Premises.

42.                                 LAWS OF NEW JERSEY

Without regard to principles of conflicts of laws, the validity, interpretation, performance and enforcement of this Lease shall be governed by and construed in accordance with the laws of the State of New Jersey. The sole and exclusive venue for any dispute between the parties shall be in Middlesex County, New Jersey.

43.                                 OPTION TO RENEW

Provided the Tenant is not then in default hereunder, it has the right to renew the Lease, for two additional terms of 5 years each, to commence at the end of the prior term of this Lease. The renewal shall be upon the same terms and conditions as contained in this Lease, except that the Base Rent for the option term shall increase by 15% over the Base Rent for the year prior to the year in which the option term commences. The option of the Tenant to renew this Lease is expressly conditioned upon the Tenant delivering to the Landlord a notice, in writing, by certified mail, return receipt requested at least 180 days prior to the date fixed for termination of the then existing Lease term.

44.                                 RIGHT OF FIRST OFFER

During the term of this Lease Agreement, Tenant may notify Landlord in writing if it desires to lease specific units in the Building which are in close proximity to the Leased Premises and leased to other tenants (“Designated Units”). Landlord shall first offer to Tenant any Designated Units that become vacant or that Landlord knows will become vacant as of a certain date. Tenant shall then have 5 days after receipt of Landlord’s offer to notify Landlord whether it is interested in leasing such space. If Tenant does not respond during said 5 day period, then Landlord shall be free to market the space to other tenants. If Tenant notifies Landlord, in writing, that it desires to lease said space then the parties agree to negotiate in good faith to reach an agreement on the terms of the lease. In the event the parties have not entered into a lease after a 30 day period, Landlord shall be free to market the space to other tenants.

45.                                 CROSS DEFAULT

Landlord and Tenant have entered into another lease at Eastpark at 8A for all of Building #3, in addition to this Lease. Any default, monetary or otherwise, in either lease shall give the Landlord the option to declare a default under both Leases. In the event of such a default, and exercise of this right by Landlord, it shall have all the rights set forth in either Lease.

IN WITNESS WHEREOF, the parties hereto have executed this document on the date first above written.

East Park at 8A

s/A. Joseph Stern, Partner

Pharmacopeia, Inc.

S/ Joseph A. Mollica

Exhibit “B”

Payments for Tenant Improvements

The following shall form the basis for the payments for the tenant improvements referred to in the Lease Agreement:

1.               Upon execution of the Lease, Tenant shall pay to Landlord the mobilization fee contained in the Preliminary Estimate of Tenant Improvement Costs made part of this Exhibit.

2.               Landlord shall thereafter invoice Tenant on Mondays on a biweekly basis with payment for that invoice due on Friday of that same week.

3.               All payments shall be based upon the approved Construction Budget pursuant to paragraph 3.2a of the Lease Agreement. Until the approval of the Construction Budget all payments shall be made based upon the Preliminary Estimate of Tenant Improvement Costs contained in this Exhibit B. Any adjustments required to the payments made prior to the issue of the Construction Budget shall be made within five (5) business days of the approval of the Construction Budget.

4.               Landlord shall use the standard AIA form as the method of invoicing. Payments made for deposits, materials stored and work performed shall be contained in this shall and shall be paid as described in item 2 above.

5.               No retention shall be held by Tenant.

6.               Upon Substantial Completion of the Tenant Improvements, full payment of the remaining construction costs shall be made by the Tenant, in accordance with this Lease Agreement.

7.               Landlord shall proceed with any “punch list” work required and shall complete this work in accordance with the terms of this Lease Agreement.